EXHIBIT 5.1

[LETTERHEAD OF COLLEY GODWARD LLP]

January 8, 2004

ImageWare Systems, Inc.
10883 Thornmint Road
San Diego, CA 92127

Ladies and Gentlemen:

        You have requested our opinion with respect to certain matters in connection with the filing by ImageWare Systems, Inc., a California corporation (the "Company"), of a Registration Statement on Form SB-2 (the "Registration Statement") with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the "Prospectus"), covering the offering for resale of up to 7,450,265 shares (the "Shares") of common stock of the Company, par value $0.01 per share (the "Common Stock"), comprised of 4,429,139 shares (the "Issued Shares") of Common Stock which are issued and outstanding and 3,021,126 shares (the "Warrant Shares") of Common Stock issuable upon exercise of outstanding warrants (the "Warrants").

        In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company's Amended and Restated Articles of Incorporation, the Company's Bylaws, the Warrants, and originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

        On the basis of the foregoing, and in reliance thereon, we are of the opinion that: (i) the Issued Shares are validly issued, fully paid and nonassessable, and (ii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

        We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

/s/ STEVEN M. PRZESMICKI Steven M. Przesmicki